Exhibit 10.1
Execution Version
CREDIT AGREEMENT
dated as of December 7, 2010
among
LANCE, INC.
(name to be changed to SNYDER’S-LANCE, INC.),
BANK OF AMERICA, NATIONAL ASSOCIATION,
as Administrative Agent and
Issuing Lender,
JPMORGAN CHASE BANK, N.A.
and
MANUFACTURERS AND TRADERS TRUST COMPANY,
as Co-Syndication Agents,
BRANCH BANKING AND TRUST COMPANY and WELLS FARGO BANK, N.A.,
as Co-Documentation Agents,
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC
and
MANUFACTURERS AND TRADERS TRUST COMPANY
Co-Lead Arrangers and Joint Book Managers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

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SCHEDULES

Schedule 2.1	Commitments and Pro Rata Shares
Schedule 5.1	Snyder’s Merger
Schedule 6.5	Litigation
Schedule 6.7	ERISA
Schedule 6.11	Financial Condition
Schedule 6.12	Environmental Matters
Schedule 6.16	Subsidiaries of Lance, Inc.
Schedule 8.2	Permitted Liens
Schedule 11.2	Eurodollar and Domestic Lending Offices, Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note

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CREDIT AGREEMENT
     This CREDIT AGREEMENT is entered into as of December 7, 2010, among LANCE, INC., a North Carolina corporation (name to be changed to Snyder’s-Lance, Inc.) (the “Company”), the several financial institutions from time to time party to this Agreement (collectively the “Lenders”; individually each a “Lender”), JPMORGAN CHASE BANK, N.A. and MANUFACTURERS AND TRADERS TRUST COMPANY, as co-syndication agents, and BANK OF AMERICA, NATIONAL ASSOCIATION, as letter of credit issuing lender and as administrative agent.
WITNESSETH:
     WHEREAS, the Company has requested that the Lenders provide a revolving credit facility, including a letter of credit subfacility, and the Lenders are willing to do so on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Defined Terms. The following terms have the following meanings:
     Acquired EBITDA means, with respect to any Person or division (or similar business unit) acquired by the Company in an Acquisition during any Computation Period, the total of (a) the consolidated net income from continuing operations of such Person or division (or similar business unit) for the period from the first day of such Computation Period to the date of such acquisition plus (b) to the extent deducted in determining such consolidated net income (and without duplication), interest expense (whether paid or accrued and including imputed interest expense in respect of capital lease obligations), income taxes, depreciation and amortization, all calculated on a basis approved by the Administrative Agent minus (c) to the extent included in such consolidated net income, any income tax refunds.
     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or amalgamation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity or, in the case of an amalgamation, the resulting corporation has provided an assumption agreement and all other assurances as the Administrative Agent may reasonably require.
     Administrative Agent means Bank of America in its capacity as agent for the Lenders hereunder, and any successor thereto in such capacity arising under Section 10.8.

     Administrative Agent’s Payment Office means the address for payments set forth on Schedule 11.2 or such other address as the Administrative Agent may from time to time specify.
     Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or membership interests, by contract or otherwise.
     Agent Parties has the meaning specified in Section 11.2.
     Agent-Related Persons means Bank of America and any successor to Bank of America as Administrative Agent arising under Section 10.8 and any successor to Bank of America as an Issuing Lender hereunder, together with its Related Parties.
     Aggregate Commitment means at any time an amount equal to the aggregate amount of the Commitments of all Lenders. The initial amount of the Aggregate Commitment is $265,000,000.
     Agreement means this Credit Agreement.
     Applicable Law means, with reference to any Person, all laws (foreign or domestic), ordinances and treaties and all judgments, decrees, injunctions, writs and orders of any court, arbitrator or Governmental Authority, and all rules and regulations of any Governmental Authority applicable to such Person.
     Applicable Margin means the applicable rate per annum set forth in the table below opposite the applicable Pricing Total Debt to EBITDA Ratio:

Pricing	Applicable Margin for	Applicable Margin
Total Debt	Eurodollar Rate Loan and	for
to EBITDA Ratio	L/C Fee Rate	Base Rate Loans
Less than or equal to 1.00 to 1	1.20%	0.20%
Greater than 1.00 to 1 but less than or equal to 1.50 to 1	1.30%	0.30%
Greater than 1.50 to 1 but less than or equal to 2.00 to 1	1.50%	0.50%
Greater than 2.00 to 1 but less than or equal to 2.75 to 1	1.70%	0.70%
Greater than 2.75 to 1	2.15%	1.15%

Initially, the Applicable Margin shall be 1.50% for Eurodollar Rate Loans and the L/C Fee Rate and 0.50% for Base Rate Loans. The Applicable Margin shall be adjusted, to the extent applicable, 46 days (or, in the case of the last fiscal quarter of any year, 101 days) after the end of each fiscal quarter (or, if earlier, 10 days following delivery by the Company of the financial statements required by subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required by subsection 7.2(a) for such fiscal quarter), based on the Pricing Total Debt to EBITDA Ratio as of the last day of such fiscal quarter; it being understood that if the Company fails to deliver the financial statements required by subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required by subsection 7.2(a) by the 46th day (or, if applicable, the 101st day) after any fiscal quarter, Applicable Margin shall be 2.15% for Eurodollar Rate Loans and the L/C Fee Rate and 1.15% for Base Rate Loans until such financial statements and Compliance Certificate are delivered.
     Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     Assignee Group means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     Assignment and Assumption means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel, provided that all attorneys’ fees shall be determined without regard to any statutory presumption based on the standard hourly rates for such attorneys and the actual hours expended.
     Auto-Extension Letter of Credit has the meaning specified in Section 3.2.
     Bank of America means Bank of America, N.A., and its successors.

     Bankruptcy Code means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
     Base Rate means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the one-month Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Base Rate Loan means a Loan that bears interest based on the Base Rate.
     BBA LIBOR has the meaning specified in the definition of “Eurodollar Base Rate”.
     Borrower Materials has the meaning specified in Section 7.2
     Borrowing means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by one or more Lenders under Article II and, other than in the case of Base Rate Loans, having the same Interest Period.
     Borrowing Date means any date on which a Borrowing occurs under Section 2.3.
     Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such a day on which dealings are carried on in the London offshore dollar interbank market.
     Canadian Plan means a pension plan established by any Canadian Subsidiary of the Company for any of its employees which is not subject to ERISA.
     Capital Adequacy Regulation means any guideline, request or directive of any central bank or other relevant Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
     Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, as collateral for the L/C Obligations (if and when required pursuant to Section 3.7 or 9.2)), cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent. Derivatives of such term shall have corresponding meanings. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent or, with the Administrative Agent’s consent, the applicable Issuing Lender.

     Cash Equivalent Investments means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;
     (c) investments in certificates of deposit, banker’ s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender that has a long-term debt rating of at least A- by S&P or A3 by Moody’s; and
     (d) money market funds at least 95% of the assets of which constitute Cash Equivalent Investments of the kinds described in clauses (a) through (c) above.
     Change of Control means any of the following events:
     (a) any Person or group (within the meaning of Rule 13d-5 of the SEC under the Securities Exchange Act of 1934 as in effect on the date hereof) (other than the Van Every Family and/or the Snyder’s Stockholder Group) shall become the Beneficial Owner (as defined in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934 as in effect on the date hereof) of 30% or more of the capital stock or other equity interests of the Company the holders of which are entitled under ordinary circumstances (irrespective of whether at the time the holders of such stock or other equity interests shall have or might have voting power by reason of the happening of any contingency) to vote for the election of the directors of the Company; or
     (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members.
     Closing Date the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 11.1.
     Code means the U.S. Internal Revenue Code of 1986, and regulations promulgated thereunder.
     Commitment means, as to each Lender, its obligation to (a) make Loans to the Company pursuant to Section 2.1, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1(b) under the caption “Commitment”

or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     Company — see the preamble to this Agreement.
     Compliance Certificate means a certificate substantially in the form of Exhibit C.
     Computation Period means any period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.
     Contingent Obligation means, as to any Person, without duplication, any direct or indirect liability of such Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; or (c) in respect of any Swap Contract. The amount of any Contingent Obligation shall (a) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (b) in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.
     Continuing Member means a member of the Board of Directors of the Company who either (a) was a member of the Company’s Board of Directors on the Closing Date or the effective date of the Snyder’s Merger and has been such continuously thereafter or (b) became a member of such Board of Directors after the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company’s Board of Directors.
     Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other document to which such Person is a party or by which it or any of its property is bound.

     Conversion/Continuation Date means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to the other Type or (b) continues Eurodollar Rate Loans for a new Interest Period.
     Credit Extension means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.
     Defaulting Lender means any Lender that, as determined by the Administrative Agent (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such failure has been cured, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority.
     Disposed EBITDA means, with respect to any Person or division (or similar business unit) sold or otherwise disposed of by the Company during any Computation Period, the total of (a) the consolidated net income from continuing operations of such Person or division (or similar business unit) for the period from the first day of such Computation Period to the date of such sale or other disposition plus (b) to the extent deducted in determining such consolidated net income (and without duplication), interest expense (whether paid or accrued and including imputed interest expense in respect of capital lease obligations), income taxes, depreciation and amortization, all calculated on a basis approved by the Administrative Agent minus (c) to the extent included in such consolidated net income, any income tax refunds.
     Dollar, dollar and $ each means lawful money of the United States.
     EBIT means, for any Computation Period, the Company’s consolidated net income from continuing operations for such period, plus, to the extent deducted in determining such earnings, Interest Expense and income taxes, minus, to the extent included in determining such earnings, any income tax refunds.
     EBITDA means, for any Computation Period, the Company’s consolidated net income from continuing operations for such period, plus, to the extent deducted in determining such earnings, Interest Expense, income taxes, depreciation and amortization, minus, to the extent included in determining such earnings, any income tax refunds, plus any Acquired EBITDA and any fees and expenses incurred in connection with any Acquisition, any costs or charges to the Company and its Subsidiaries as a result of an increase in value to the pre-acquisition historical amounts of accounts receivables, inventories or any other current assets (a “write-up”), in each case to the extent that such write-up is required by GAAP and occurs as a result of an Acquisition, minus any Disposed EBITDA, plus fees and expenses incurred in connection with any disposition giving rise to Disposed EBITDA.
     Effective Amount means, with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date, any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any reduction in the maximum amount available for drawing under Letters of Credit taking effect on such date.
     Eligible Assignee means any Person that meets the requirements to be an assignee under Section 11.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.6(b)(iii)).
     Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     Environmental Laws means all federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and human health matters.
     ERISA means the U.S. Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.
     ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
     Eurodollar Base Rate means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     Eurodollar Rate means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

     Eurodollar Rate Loan means a Loan that bears interest based on the Eurodollar Rate.
     Eurodollar Reserve Percentage means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     Event of Default means any of the events or circumstances specified in Section 9.1.
     Existing Credit Agreement means the Credit Agreement dated as of October 20, 2006 among the Company, Tamming Foods Ltd., the lenders party thereto and Bank of America, as administrative agent, issuing lender and Canadian agent.

     Existing Snyder’s Notes means the $100,000,000 of 5.72% Senior Notes due June 12, 2017 issued by Snyder’s of Hanover Manufacturing, Inc. (“Snyder’s Manufacturing”) pursuant to a Note Purchase Agreement dated as of June 12, 2007 among Snyder’s Manufacturing, Snyder’s of Hanover, Inc., as parent guarantor, and each of the Purchasers (as defined therein).
     Facility Fee Rate means the rate per annum set forth in the table below opposite the applicable Pricing Total Debt to EBITDA Ratio:

Total Debt to	Facility
EBITDA Ratio	Fee Rate
Less than or equal to 1.00 to 1	0.175%
Greater than 1.00 to 1 but less than or equal to 1.50 to 1	0.20%
Greater than 1.50 to 1 but less than or equal to 2.00 to 1	0.25%
Greater than 2.00 to 1 but less than or equal to 2.75 to 1	0.30%
Greater than 2.75 to 1	0.35%
Initially, the Facility Fee Rate shall be 0.25%. The Facility Fee Rate shall be adjusted, to the extent applicable, 46 days (or, in the case of the last fiscal quarter of any year, 101 days) after the end of each fiscal quarter (or, if earlier, 10 days following delivery by the Company of the financial statements required by subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required by subsection 7.2(a) for such fiscal quarter), based on the Pricing Total Debt to EBITDA Ratio as of the last day of such fiscal quarter; it being understood that if the Company fails to deliver the financial statements required by subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required by subsection 7.2(a) by the 46th day (or, if applicable, the 101st day) after any fiscal quarter, the Facility Fee Rate shall be 0.35% until such financial statements and Compliance Certificate are delivered.
     Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the

Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.
     Fronting Exposure means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     Further Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.1.
     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     Governmental Authority means any applicable nation or government, any state, provincial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     Guaranty Obligation has the meaning specified in the definition of Contingent Obligation.

     Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     Honor Date has the meaning specified in subsection 3.3(b).
     Indebtedness of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms including Company credit card debt); (c) all reimbursement or payment obligations of such Person with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to capital leases which should be recorded on a balance sheet of such Person in accordance with GAAP; (g) all indebtedness of the types referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of any such Indebtedness shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien; and (h) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others. For all purposes of this Agreement, the Indebtedness of any Person shall include all Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent of such Person’s liability therefor; provided that to the extent that any such indebtedness is expressly non-recourse to such Person it shall not be included as Indebtedness.
     Indemnitee — see Section 11.4.
     Independent Auditor — see subsection 7.1(a).
     Information has the meaning specified in Section 11.7.
     Insolvency Proceeding means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under any Applicable Law, including the Bankruptcy Code.

     Interest Coverage Ratio means, for any Computation Period, the ratio of (a) EBIT for such Computation Period, to (b) Interest Expense for such Computation Period.
     Interest Expense means for any period, the interest expense (whether paid or accrued and including imputed interest expense in respect of capital lease obligations) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     Interest Payment Date means, as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter, provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, each three-month anniversary of the first day of such Interest Period also shall be an Interest Payment Date.
     Interest Period means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided that:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (ii) any Interest Period for a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period for any Loan shall extend beyond the Termination Date.
     IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
     ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     Issuance Date has the meaning specified in subsection 3.1(a).
     Issue means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.
     Issuing Lender means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder, together with (i) any replacement letter of credit issuer arising under subsection 10.1(b) or Section 10.8 and (ii) any other Lender or any Affiliate of a Lender which the Administrative Agent and the Company have approved in writing as an “Issuing Lender” hereunder.
     L/C Advance means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.
     L/C Amendment Application means an application form for amendment of an outstanding standby letter of credit as shall at any time be in use by the applicable Issuing Lender, as such Issuing Lender shall request.
     L/C Application means an application form for issuance of a standby letter of credit as shall at any time be in use by the applicable Issuing Lender, as such Issuing Lender shall request.
     L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Loans under subsection 3.3(d).
     L/C Commitment means the commitment of the Issuing Lenders to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III in an aggregate amount not to exceed on any date the lesser of $30,000,000 and the Aggregate Commitment; it being understood that the L/C Commitment is a part of the Aggregate Commitment rather than a separate, independent commitment.
     L/C Fee Rate means, at any time, the Applicable Margin; provided that upon notice to the Company from the Administrative Agent (acting at the request or with the consent of the Required Lenders) during the existence of any Event of Default, and for so long as such Event of Default continues, such rate shall be increased by 2 percentage points.
     L/C Obligations means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.
     L/C-Related Documents means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the applicable Issuing Lender’s standard form documents for letter of credit issuances.
     Lead Arranger means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Manufacturers and Traders Trust Company in its capacity as an arranger of the facilities hereunder.
     Lender — see the preamble to this Agreement. References to the “Lenders” shall include each Issuing Lender in its capacity as such; for purposes of clarification only, to the extent that any Issuing Lender may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.
     Lending Office means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office”, as the case may be, on Schedule 11.2, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.
     Letter of Credit means any standby letter of credit Issued by an Issuing Lender pursuant to Article III.
     Lien means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).
     Loan means an extension of credit by a Lender to the Company under Article II or Article III in the form of a Loan, which may be a Base Rate Loan or a Eurodollar Rate Loan (each a “Type” of Loan) or an L/C Advance.
     Loan Documents means this Agreement, any Notes and the L/C-Related Documents.
     Margin Stock means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
     Material Acquisition means an Acquisition involving consideration (excluding stock of the Company) of more than $50,000,000.
     Material Adverse Effect means a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), or financial condition of the Company and its Subsidiaries taken as a whole.
     Material Financial Obligations means Indebtedness or Contingent Obligations of the Company or any Subsidiary or obligations of the Company or any Subsidiary in respect of any Securitization Transaction, in an aggregate principal amount (for all applicable Indebtedness, Contingent Obligations and obligations in respect of Securitization Transactions) equal to or greater than $20,000,000.
     Moody’s means Moody’s Investors Service, Inc., or any successor thereto.
     Multiemployer Plan means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

     Non-Extension Notice Date has the meaning specified in Section 3.2.
     Note means a promissory note executed by the Company in favor of a Lender pursuant to Section 2.2(b), in substantially the form of Exhibit E.
     Notice of Borrowing means a notice in substantially the form of Exhibit A.
     Notice of Conversion/Continuation means a notice in substantially the form of Exhibit B.
     Obligations means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Administrative Agent or any other Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.
     Organization Documents means (i) for any corporation, the certificate of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any partnership or joint venture, the partnership or joint venture agreement and any other organizational document of such entity, (iii) for any limited liability company, the certificate or articles of organization, the operating agreement and any other organizational document of such limited liability company, (iv) for any trust, the declaration of trust, the trust agreement and any other organizational document of such trust and (v) for any other entity, the document or agreement pursuant to which such entity was formed and any other organizational document of such entity.
     Other Taxes means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.
     Outstandings means, with respect to any Lender, the aggregate principal amount of all outstanding Loans made by such Lender to the Company plus such Lender’s participation in all L/C Obligations.
     Participant — see subSection 11.6(d).
     PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
     Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability.
     Permitted Liens — see Section 8.2.

     Permitted Swap Obligations means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with (a) raw materials purchases, (b) interest or currency exchange rates, (c) operating expenses or other anticipated obligations of such Person, (d) other liabilities, commitments or assets held or reasonably anticipated by such Person or (e) changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder.
     Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
     Plan means an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability, and includes any Pension Plan.
     Platform has the meaning specified in Section 7.2.
     Pricing Total Debt to EBITDA Ratio means, for any Computation Period, the ratio of (a) Total Indebtedness (net of unrestricted cash and unrestricted Cash Equivalent Investments held by the Company and its Subsidiaries and excluding any undrawn amounts of letters of credit issued) as of the last day of such Computation Period, to (b) EBITDA for such Computation Period.
     Pro Rata Share means for any Lender at any time the proportion (expressed as a decimal, rounded to the ninth decimal place) which such Lender’s Commitment constitutes of the Aggregate Commitment (or, after the Commitments have terminated, which (i) the principal amount of such Lender’s Loans plus (without duplication) the participation of such Lender in (or in the case of an Issuing Lender, the unparticipated portion of) the Effective Amount of all L/C Obligations constitutes of (ii) the aggregate principal amount of all Loans plus (without duplication) the Effective Amount of all L/C Obligations).
     Public Lender has the meaning specified in Section 7.2.
     Register has the meaning specified in Section 11.6.
     Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     Reportable Event means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
     Required Lenders means Lenders holding Pro Rata Shares aggregating more than 50%; provided that if and so long as any Lender fails to fund any Loan when required by

Section 3.3 or a participation in an L/C Borrowing pursuant to Section 3.3, as the case may be, such Lender’s Pro Rata Share shall be deemed for purposes of this definition to be reduced by the percentage which the defaulted amount constitutes of the Aggregate Commitment (or, if the Commitments have terminated, the Total Outstandings), and the Pro Rata Share of the applicable Issuing Lender shall be deemed for purposes of this definition to be increased by such percentage.
     Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     Responsible Officer means the chief executive officer, the president or any vice president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to financial matters, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.
     Restricted Payment has the meaning specified in Section 8.10.
     S&P means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     Securitization Transaction means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or any Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.
     Snyder’s means Snyder’s of Hanover, Inc., a Pennsylvania corporation.
     Snyder’s Merger means the merger of Snyder’s into Lima Merger Corp., a wholly owned subsidiary of the Company, pursuant to the Snyder’s Merger Agreement.
     Snyder’s Merger Agreement means the Agreement and Plan of Merger dated as of July 21, 2010 among the Company, Lima Merger Corp. and Snyder’s, as amended by the First Amendment to Agreement and Plan of Merger dated as of September 30, 2010.
     Snyder’s Stockholder Group means (i) the lineal descendants of Michael A. Warehime, including adopted persons as well as biological descendants, (i) any spouse, widow or widower of any such descendant and (iii) any trust, estate, custodian or other fiduciary or similar account solely for the benefit of one or more individuals described in clause (i) or (ii) above.

     Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.
     Surety Instruments means all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
     Swap Contract means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
     Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, franchise taxes and taxes imposed on or measured by its net income or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.
     Termination Date means the earlier to occur of:
     (a) December 7, 2015; and
     (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.
     Total Debt to EBITDA Ratio means, for any Computation Period, the ratio of (a) Total Indebtedness as of the last day of such Computation Period, to (b) EBITDA for such Computation Period.
     Total Indebtedness means, at any time, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis and to the extent not included in the definition of Indebtedness, the aggregate outstanding investment or claim held at such time by purchasers, assignees or other transferees of (or of interests in) receivables or other rights to payment of the Company and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).
     Total Outstandings means the combined Outstandings of all Lenders.

     Type has the meaning specified in the definition of “Loan.”
     Unfunded Pension Liability means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     United States and U.S. each means the United States of America.
     Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time or both, will (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.
     Van Every Family means (i) the lineal descendants of Salem A. Van Every, Sr., including adopted persons as well as biological descendants, (i) any spouse, widow or widower of any such descendant and (iii) any trust, estate, custodian or other fiduciary or similar account solely for the benefit of one or more individuals described in clause (i) or (ii).
     Wholly-Owned Subsidiary means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, or 100% of the membership interests or other equity interests, as applicable, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.2 Other Interpretive Provisions.
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
          (b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
          (ii) The term “including” is not limiting and means “including without limitation.”
          (iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided herein, any reference to any action of the Administrative Agent, the Lenders or the Required Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”
          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.
     1.3 Accounting Principles
          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the

Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VIII for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.
          (b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.
     1.4 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C-Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE CREDITS
     2.1 Amounts and Terms of Commitments. Each Lender severally agrees (and not jointly or jointly and severally), on the terms and conditions set forth herein, to make Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided, however, that, after giving effect to any Borrowing, the Total Outstandings shall not exceed the Aggregate Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.
     2.2 Loan Accounts. (a) The Loans made by each Lender and the Letters of Credit Issued by each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or Issuing Lender, as the case may be, in the ordinary course of business. The accounts or records maintained by the Administrative Agent, each Issuing Lender and each Lender shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Company and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.
     (b) Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by a Note, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note the date, amount and maturity of each Loan evidenced thereby and the amount of each payment of principal made by the Company with respect thereto (or such Lender shall maintain such information in its own records). Each such Lender is irrevocably authorized by the Company to endorse its Note and each Lender’s record shall be rebuttable presumptive evidence of the amount of the Loans evidenced thereby, and the interest and payments thereon; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon or an entry therein with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.
     2.3 Procedure for Borrowings. (a) Each Borrowing shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing, which notice must be received by the Administrative Agent prior to (i) 11:00 a.m. Charlotte time two Business Days prior to the requested Borrowing Date, in the case of Eurodollar Rate Loans, and (ii) 11:00 a.m. Charlotte time on the requested Borrowing Date, in the case of Base Rate Loans, specifying:
          (A) the amount of such Borrowing, which shall be in an aggregate amount of $1,000,000 or a higher multiple of $500,000;
          (B) the requested Borrowing Date, which shall be a Business Day;
          (C) the Type of Loans comprising such Borrowing; and
          (D) in the case of Eurodollar Rate Loans, the duration of the initial Interest Period applicable to such Loans.
          (b) The Administrative Agent will promptly notify each applicable Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of such Borrowing.
          (c) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent’s Payment Office by 1:00 p.m. Charlotte time (in the case of Eurodollar Rate Loans) or by 2:00 p.m. Charlotte time (in the case of Base Rate Loans) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Company of like funds as received by the Administrative Agent.
          (d) After giving effect to any Borrowing, unless the Administrative Agent otherwise consents, there may not be more than ten different Interest Periods in effect for all Borrowings.
     2.4 Conversion and Continuation Elections for Borrowings. (a) The Company may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.4(b):
          (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Rate Loans, to convert such Loans (or any part thereof in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000) into Loans of the other Type; or
          (ii) elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000) for another Interest Period;
provided that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of any part thereof, to be less than $1,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans.
     (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 11:00 a.m. Charlotte time at least (i) two Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:
          (A) the proposed Conversion/Continuation Date;
          (B) the aggregate amount of Loans to be converted or continued;
          (C) the Type of Loans resulting from the proposed conversion or continuation; and
          (D) in the case of conversion into or continuation of Eurodollar Rate Loans, the duration of the requested Interest Period.
          (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Rate Loans, the Company shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.
          (d) The Administrative Agent will promptly notify each applicable Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each such Lender of the details of any automatic conversion. All conversions and continuations of Loans shall be made ratably among the Lenders according to the respective outstanding principal amounts of the Loans with respect to which the notice was given.
          (e) Unless the Required Lenders otherwise consent, the Company may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan during the existence of an Event of Default or Unmatured Event of Default.
          (f) After giving effect to any conversion or continuation of Loans, unless the Administrative Agent shall otherwise consent, there may not be more than ten different Interest Periods in effect for all Borrowings.

     2.5 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days’ prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments by a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000; unless, after giving effect thereto, the Total Outstandings would exceed the amount of the Aggregate Commitment then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to reduce the Commitment of each Lender according to its Pro Rata Share. If the Company terminates the Commitments or reduces the Commitments to zero, the Company shall pay all accrued and unpaid interest, fees and other amounts payable hereunder on the date of such termination.
     2.6 Optional Prepayments. Subject to the proviso to subsection 2.4(a) and to Section 4.4, the Company may, from time to time, upon irrevocable notice to the Administrative Agent, which notice must be received by the Administrative Agent prior to 11:00 a.m. Charlotte time (a) two Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans, and (b) on the date of prepayment, in the case of Base Rate Loans, ratably prepay Loans in whole or in part, in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000 (or, if any Base Rate Loans have been made pursuant to subsection 3.3(d), in an aggregate amount equal to the aggregate amount of such Base Rate Loans). Such notice of prepayment shall specify the date and amount of such prepayment and the Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of Eurodollar Rate Loans, accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 4.4.
     2.7 Repayment. The Company shall repay all Loans on the Termination Date.
     2.8 Interest.
          (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin or (ii) the Base Rate plus the Applicable Margin, as the case may be (and subject to the Company’s right to convert to the other Type of Loan under Section 2.4).
          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest also shall be paid on the date of any conversion of Eurodollar Rate Loans under Section 2.4 and prepayment of Eurodollar Rate Loans under Section 2.6, in each case for the portion of the Loans so converted or prepaid.
          (c) Notwithstanding the foregoing provisions of this Section, upon notice to the Company from the Administrative Agent (acting at the request or with the consent of the Required Lenders) during the existence of any Event of Default, and for so long as such Event of Default continues, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and, to the extent permitted by Applicable Law, on any other amount payable hereunder or under any other Loan Document, at a rate per annum which is determined by adding 2% per annum to the rate otherwise applicable thereto pursuant to the terms hereof or such other Loan Document (or, if no such rate is specified, the Base Rate plus the Applicable Margin). All such interest shall be payable on demand.
          (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by Applicable Law.
     2.9 Fees. In addition to certain fees described in Section 3.8:
          (a) Arrangement, Agency Fees. The Company agrees to pay to the Administrative Agent and the Lead Arrangers such fees at such times and in such amounts as are set forth in the applicable fee letters dated September 14, 2010 to the Company from each such Person, as each may be amended or replaced from time to time (the “Fee Letters”).
          (b) Upfront Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender based upon the amount of each Lender’s Commitment as of the Closing Date, an upfront fee in an amount previously agreed to among the Company, such Lender and the Administrative Agent. Such upfront fee shall be due and payable on the Closing Date
          (c) Ticking Fee. Commencing on the date of this Agreement and continuing until the Closing Date, the Company agrees to pay to the Administrative Agent for the account of each Lender a ticking fee of 12.5 basis points per annum on the amount of such Lender’s Commitment. Such ticking fee shall be due and payable on the earlier of the Closing Date and the date of the termination of the Commitments.
          (d) Facility Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee computed at the Facility Fee Rate per annum on the amount of such Lender’s Commitment as in effect from time to time (whether used or unused) or, if the Commitments have terminated, on the sum (without duplication) of (i) the principal amount of such Lender’s Loans plus (ii) the participation of such Lender in (or in the case of an Issuing Lender, its unparticipated portion of) the Effective Amount of all L/C Obligations. Such facility fees shall accrue from the Closing Date to the Termination Date, and thereafter until all Loans are paid in full and, in the case of facility fees payable by the Company, all Letters of Credit are terminated, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, with the final payment to be made on the Termination Date (or, if later, on the date all Loans are paid in full and all Letters of Credit are terminated).
     2.10 Computation of Fees and Interest. (a) All computations of interest on Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate“shall be made on the basis of a 365 (or 366) day year (as the case may be), and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or such fees are computed from the first day thereof to the last day thereof.
          (b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.
     2.11 Payments by the Company. (a) All payments to be made by the Company shall be made without condition or deduction for any set-off, recoupment, defense or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 4:00 p.m. Charlotte time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 4:00 p.m. Charlotte time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.
          (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of a payment with respect to a Eurodollar Rate Loan, the following Business Day is in another calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
          (c) Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender in immediately available funds, together with interest thereon at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing for each day from the date such amount is distributed to such Lender until the date repaid. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.
          (d) If any Lender makes available to the Administrative Agent funds for any Credit Extension to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to such Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (e) The obligations of the Lenders hereunder to make Credit Extensions, to fund participations in Letters of Credit and to make payments pursuant to Section 11.4 are several and not joint. The failure of any Lender to make any Credit Extension, to fund any such participation or to make any payment under Section 11.4 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Credit Extension, to purchase its participation or to make its payment under Section 11.4.
          (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Credit Extension in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Credit Extension in any particular place or manner.
     2.12 Payments by the Lenders to the Administrative Agent. (a) Unless the Administrative Agent receives notice from a Lender (i) at least one Business Day prior to the date of a Borrowing of Eurodollar Rate Loans or (ii) by 12:00 noon Charlotte time on the day of any Borrowing of Base Rate Loans, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of such Lender’s Pro Rata Share of such Credit Extension, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount.
          (b) If and to the extent any Lender shall not have made its full amount of any Loan available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.
          (c) A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under subsection (b) above shall be conclusive absent manifest error.
          (d) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.
     2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loan made by it, or the participations in L/C Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Obligations, provided that:
     (a) if any such participations or subparticipations are purchased and any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant.
     The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise any right of setoff or counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
     2.14 Increase in Aggregate Commitment.
          (a) Request for Increase. Provided there exists no Event of Default or Unmatured Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitment by an amount (for all such requests) not exceeding $100,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000. Such increase shall be provided by existing Lenders that, in response to a request of the Company in each such existing Lender’s sole discretion, agree to so increase their Commitments and/or, subject to the approval of the Administrative Agent and the Issuing Lenders (which approvals shall not be unreasonably withheld), by Eligible Assignees that become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel; provided that the Commitment of each Eligible Assignee shall be in a minimum amount of $5,000,000.
          (b) Effective Date and Allocations. If the Aggregate Commitment is increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.
          (c) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.11 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 7.1, and (B) no Default exists. If the Commitments are being increased on a nonratable basis, the Company shall make such nonratable borrowings and such prepayments of Loans (and pay any additional amounts required pursuant to Section 4.4) on the Increase Effective Date, to the extent necessary so that after giving effect to such borrowings and prepayments, the Loans outstanding are held by the Lenders ratably in accordance with the revised Pro Rata Shares arising from the nonratable increase in the Commitments under this Section.
          (d) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 11.1 to the contrary.
     2.15 Certain Credit Support Events. Upon the request of the Administrative Agent or an Issuing Lender, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, any Letter of Credit remains outstanding and partially or wholly undrawn as of the Termination Date, the Company shall, in each case, immediately provide Cash Collateral in an amount equal to the L/C Obligations on such date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

          (a) Grant of Security Interest. All Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash and deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of the Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
          (b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.13, 2.16, 9.2 or Article III in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
          (c) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.6(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, (x) that Cash Collateral furnished by or on behalf of the Company shall not be released during the continuance of an Event of Default or Unmatured Event of Default and (y) the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
     2.17 Defaulting Lenders.
          (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
          (i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1.
          (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.9), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender with respect to any participation in any Letter of Credit; fourth, as the Company may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Issuing Lender or any other Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
          (iii) Certain Fees. A Defaulting Lender (x) shall not be entitled to receive any ticking fee pursuant to Section 2.9(c) or any facility fee pursuant to Section 2.9(d) for any period during which such Lender is a Defaulting Lender except to the extent allocable to the sum of (1) the aggregate outstanding principal amount of the Loans funded by it and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Sections 2.13, 2.15, 9.2 or Article III, as applicable (and the Company shall (A) be required to pay to the Issuing Lender, the amount of such fee allocable to its Fronting Exposure arising from such Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.8.

          (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 3.3, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default or Unmatured Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of such non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Loans of such Lender.
          (b) Defaulting Lender Cure. If the Company, the Administrative Agent and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cessation of the status of a Lender as a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender
ARTICLE III
THE LETTERS OF CREDIT
     3.1 The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein (i) each Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Article III, (A) from time to time on any Business Day during the period from the Closing Date to the Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor properly drawn drafts under the Letters of Credit issued by it; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Company; provided that no Issuing Lender shall be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the Total Outstandings exceed the Aggregate Commitment, (2) the Effective Amount of all L/C Obligations would exceed the L/C Commitment or (3) the participation of any Lender in the Effective Amount of all L/C Obligations plus the outstanding principal amount of the Loans of such Lender would exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.
          (b) No Issuing Lender shall be under any obligation to Issue any Letter of Credit if:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it (it being understood that the applicable Issuing Lender shall promptly notify the Company and the Administrative Agent of any of the foregoing events or circumstances);
          (ii) such Issuing Lender has received written notice from any Lender, the Administrative Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;
          (iii) the expiry date of such requested Letter of Credit is after the Termination Date, unless all of the Lenders have approved such expiry date in writing;
          (iv) such Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to such Issuing Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuing Lender;
          (v) such Letter of Credit is denominated in a currency other than Dollars, unless all of the Lenders have approved in writing denominating such Letter of Credit in such currency;
          (vi) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally; or
          (vii) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Company or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other

L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
          (c) No Issuing Lender shall amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
          (d) No Issuing Lender shall be under any obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Related Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Lender.
     3.2 Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the irrevocable written request of the Company received by the applicable Issuing Lender (with a copy sent by the Company to the Administrative Agent) at least two Business Days (or such shorter time as the applicable Issuing Lender and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of issuance in the form of an L/C Application or L/C Amendment Application, appropriately completed and signed by a Responsible Officer of the Company. Such L/C Application or L/C Amendment Application must be received by the applicable Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable Issuing Lender: (i) proposed issuance date of the Letter of Credit; (ii) the amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) the purpose and nature of the requested Letter of Credit; and (vii) such other matters as the Issuing Lender may reasonably require related to the issuance of such Letter of Credit. In the case of a request for an L/C Amendment, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Lender may reasonably require related to the issuance of such Letter of Credit. Additionally, the Company shall furnish to the Issuing Lender and the Administrative Agent such other ordinary and customary documents and information pertaining to such requested

Letter of Credit issuance or amendment, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may reasonably require.
          (b) Promptly upon receipt of any L/C Application or L/C Amendment Application, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application or L/C Amendment Application from the Company and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Lender has received on or before the Business Day immediately preceding the date such Issuing Lender is to issue or amend the applicable Letter of Credit, (A) notice from the Administrative Agent directing such Issuing Lender not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) through (3) thereof or (B) a notice described in subsection 3.1(b)(ii) or (C) any limitation set forth in clauses (iii) or (v) of subsection 3.1(b) has not been waived in writing by all Lenders, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Company, or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.
          (c) From time to time while a Letter of Credit is outstanding and prior to the Termination Date, the applicable Issuing Lender will, upon the written request of the Company received by such Issuing Lender (with a copy sent by the Company to the Administrative Agent) at least two Business Days (or such shorter time as the applicable Issuing Lender and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately (by messenger or overnight courier) in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to such Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuing Lender may reasonably require related to the amendment of such Letter of Credit. No Issuing Lender shall have any obligation to amend any Letter of Credit if: (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Administrative Agent will promptly notify the Lenders of any Issuance or amendment of a Letter of Credit.
          (d) If the Company so requests in any applicable L/C Application, an Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than three days (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Company shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.
          (e) Each Issuing Lender may, at its election (or as required by the Administrative Agent at the direction of the Required Lenders), deliver any notice of termination or other communication to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Termination Date.
          (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).
          (g) Each Issuing Lender will deliver to the Administrative Agent and the Company, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of such Letter of Credit or of such amendment or renewal.
     3.3 Risk Participations, Drawings and Reimbursements
          (a) Immediately upon the Issuance of each Letter of Credit on or after the Closing Date, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) such Lender’s Pro Rata Share times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.1, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.
          (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Company and the Administrative Agent. The Company shall (subject, if applicable, to its right to obtain Base Rate Loans as provided below) reimburse the applicable Issuing Lender prior to 11:00 a.m. Charlotte time on each date that any amount is paid by such Issuing Lender under any Letter of Credit (each such date, an “Honor Date”) in an amount equal to the amount so paid by such Issuing Lender; provided that, to the extent that any Issuing Lender accepts a drawing under a Letter of Credit after 11:00 a.m. Charlotte time, the Company will not be obligated to reimburse such Issuing Lender until the next Business Day and the “Honor Date” for such Letter of Credit shall be such next Business Day. If the Company fails to reimburse an Issuing Lender for the full amount of any drawing under any Letter of Credit by 11:00 a.m. Charlotte time on the Honor Date, such Issuing Lender will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Lender thereof (no later than 12:00 noon Charlotte time on such Honor Date), and the Company shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Aggregate Commitment and subject to the conditions set forth in Section 5.2 other than Section 5.2(a). Any notice given by an Issuing Lender or the Administrative Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile or email); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (c) Each Lender shall upon any notice pursuant to subsection 3.3(b) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the applicable Issuing Lender an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the Lenders shall (subject to subsection 3.3(d)) each be deemed to have made a Loan consisting of a Base Rate Loan to the Company in such amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Pro Rata Share of the amount of such drawing by no later than 2:00 p.m. Charlotte time on the Honor Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the greater of the Federal Funds Rate in effect from time to time during such period and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant Borrowing, as the case may be. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 3.3(c) shall be conclusive absent manifest error. The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.3.
          (d) With respect to any unreimbursed drawing that is not converted into Base Rate Loans in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 5.2 (other than subsection 5.2(a) which need not be satisfied) or for any other reason, the Company shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand and shall bear interest (payable on demand) at a rate per annum equal to the Base Rate plus 2%, and each Lender’s payment to such Issuing Lender pursuant to subsection 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.3. Until each Lender funds its Loan or L/C Advance pursuant to this Section 3.3 to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Lender.
          (e) Each Lender’s obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to any Issuing Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, an Unmatured Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening, event or condition whatsoever, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans under this Section 3.3 is subject to the conditions set forth in Section 5.2 (other than subsection 5.2(a)). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.
     3.4 Repayment of Participations. (a) Upon (and only upon) receipt by the Administrative Agent for the account of an Issuing Lender of immediately available funds from the Company (i) in reimbursement of any payment made by such Issuing Lender under a Letter of Credit with respect to which any Lender has paid the Administrative Agent for the account of such Issuing Lender for such Lender’s participation in such Letter of Credit pursuant to Section 3.3 or (ii) in payment of interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will pay to each Lender, in the same funds as those received by the Administrative Agent for the account of such Issuing Lender, the amount of such Lender’s Pro Rata Share of such funds, and such Issuing Lender shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Administrative Agent for the account of such Issuing Lender.
          (b) If the Administrative Agent or an Issuing Lender is required at any time to return to the Company, or to a trustee, receiver, liquidator or custodian, or to any official in any Insolvency Proceeding, any portion of any payment made by the Company or the Lenders to the Administrative Agent for the account of an Issuing Lender pursuant to subsection 3.4(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the applicable Issuing Lender the amount of its Pro Rata Share of any amount so returned by the Administrative Agent or such Issuing Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Lender to the Administrative Agent or such Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     3.5 Role of the Issuing Lenders. (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and certificate expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.
          (b) No Issuing Lender or Agent-Related Person, nor any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Lender, shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.
          (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Issuing Lender or Agent-Related Person, nor any of their respective Related Parties, nor any correspondent, participant or assignee of an Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.6; provided that, anything in such clauses to the contrary notwithstanding, the Company may have a claim against an Issuing Lender, and such Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     3.6 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the applicable Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:
          (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;
          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

          (iii) the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by any L/C-Related Document or any unrelated transaction;
          (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
          (v) any payment by an Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;
          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or
          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.
     The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the Issuing Lender. The Company shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.
     3.7 Letter of Credit Fees. (a) The Company shall pay to the Administrative Agent for the account of each Lender a letter of credit fee with respect to each Letter of Credit equal to the L/C Fee Rate per annum of the average daily maximum amount available to be drawn on such Letter of Credit; provided that any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to this Section 3.8 shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. Letter of credit fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date (or such later date upon which all outstanding Letters of Credit shall expire or be fully drawn) and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all letter of credit fees shall accrue at a rate per annum equal to the sum of the otherwise applicable L/C Fee Rate plus 2%.
          (b) The Company shall pay to each Issuing Lender a letter of credit fronting fee at such times and in such amounts as are mutually agreed to from time to time by the Company and such Issuing Lender.
          (c) The Company shall pay to each Issuing Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect.
     3.8 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
     3.9 Conflict with L/C Related Documents. In the event of any conflict between the terms hereof and the terms of any L/C-Related Document, the terms hereof shall control.
ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY
     4.1 Taxes. (a) Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes and Further Taxes.
          (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or The Administrative Agent, then:
          (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;
          (ii) the Company shall make such deductions and withholdings; and

          (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law.
          (c) The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes, Other Taxes and Further Taxes in the amount that such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Administrative Agent makes written demand therefor.
          (d) Within 30 days after the date of any payment by the Company of any Taxes, Other Taxes or Further Taxes, the Company shall furnish each applicable Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender and the Administrative Agent.
          (e) If the Company is required to pay any amount to any Lender or the Administrative Agent pursuant to subsection (b) or (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.
          (f) Notwithstanding the foregoing provisions of this Section 4.1, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.1 within 120 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 120 days before the date on which such Lender notifies the Company of such event or circumstance.
     4.2 Illegality. (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.
          (b) If a Lender determines that it is unlawful to maintain any Eurodollar Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Eurodollar Rate Loan of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loan. If the Company is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.
          (c) If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by such Lender as Eurodollar Rate Loans shall be instead Base Rate Loans.
          (d) Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.
     4.3 Increased Costs and Reduction of Return. (a) If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation or (ii) compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan or participating in any Letter of Credit, or, in the case of an Issuing Lender, any increase in the cost to such Issuing Lender of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased cost.
          (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans or obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.
          (c) Notwithstanding the foregoing provisions of this Section 4.3, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.3 within 60 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 60 days before the date on which such Lender notifies the Company of such event or circumstance.

     4.4 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:
          (a) the failure of the Company to make on a timely basis any payment of principal of any Eurodollar Rate Loan;
          (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation for such Loan;
          (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6; or
          (d) the prepayment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 4.3(a), each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.
     4.5 Inability to Determine Rates. If (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (ii) the Required Lenders determine that the Eurodollar Rate applicable pursuant to Section 2.8 for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders, in the case of clause (ii)) revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue such Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.
     4.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and the manner in which such amount has been calculated, and such certificate shall be conclusive and binding on the Company in the absence of manifest error.
     4.7 Substitution of Lenders. Upon the receipt by the Company from any Lender of a claim for compensation under Section 4.1 or 4.3 or a notice of the type described in Section 4.2, the Company may: (i) designate a replacement bank or financial institution satisfactory to the Company (a “Replacement Lender”) to acquire and assume all of such affected Lender’s Loans and Commitment; and/or (ii) request one or more of the other Lenders to acquire and assume all of such affected Lender’s Loans and Commitment. Any designation of a Replacement Lender under clause (i) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).
     4.8 Survival. The agreements and obligations of the Company in this Article IV shall survive the termination of this Agreement and the payment of all other Obligations.
ARTICLE V
CONDITIONS PRECEDENT
     5.1 Conditions to Initial Credit Extensions. The obligation of each Lender to make its initial Credit Extension under this Agreement shall be subject to the condition that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and (except for the Notes) in sufficient copies for each Lender, on or before December 31, 2010:
          (a) Agreement and Notes. This Agreement and the Notes executed by each party hereto and thereto.
          (b) Resolutions; Incumbency.
          (i) Copies of the resolutions of the board of directors of the Company authorizing the execution and delivery of the Loan Documents to which the Company is a party and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and
          (ii) a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver the Loan Documents, Notices of Borrowing, Notices of Conversion/Continuation, Compliance Certificates, L/C Applications, L/C Amendment Applications to which such Person is a party and other documents in connection herewith.
          (c) Organization Documents. The articles or certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date.
          (d) Legal Opinions. An opinion of counsel to the Company, in form and substance satisfactory to the Administrative Agent and the Lenders; and

          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable hereunder on the Closing Date, together with external Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date.
          (f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:
          (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;
          (ii) no Event of Default or Unmatured Event of Default exists or would result from the effectiveness of this Agreement;
          (iii) since December 31, 2009, no event or circumstance has occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
          (iv) the Company and its Subsidiaries (including Snyder’s and its Subsidiaries) are in compliance with all existing Material Financial Obligations.
          (g) Pro Forma Compliance Certificate. Evidence satisfactory to the Administrative Agent that the Company is in pro forma compliance with Sections 8.1, 8.4, 8.6 and 8.10 after giving effect to the Snyder’s Merger, the financing contemplated hereby, including a certificate of the Chief Financial Officer of the Company certifying as to compliance with such financial covenants and demonstrating (in reasonable detail) the calculations required by such covenants.
          (h) Repayment and Termination of Existing Credit Agreements. (i) Instructions by the Company to apply the initial borrowings hereunder to payment of all outstanding obligations under the Existing Credit Agreement, other than the principal of and interest on the “Term Loans” as defined therein, and to terminate the “U.S. Revolving Credit Commitments” and “Canadian Commitments” under and as defined therein.
          (i) Snyder’s Merger. Copies of the Snyder’s Merger Agreement and the documents pursuant to which the Snyder’s Merger will be completed (the “Snyder’s Merger Documents”), together with a certificate from a Responsible Officer of the Company certifying that:
          (i) the Snyder’s Merger has been, or concurrently with the making of the initial Credit Extensions hereunder will be, consummated in accordance with the terms of the Snyder’s Merger Agreement and Applicable Law and regulatory approvals;
          (ii) no amendment or waiver has been made to any Snyder’s Merger Document unless approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed and not required for (x) any amendment or modification to correct an ambiguity or (y) any amendment, waiver or modification that could not reasonably be expected to adversely affect in any material respect the interests of the Administrative Agent or any Lender under or with respect to the credit facilities provided hereunder);
          (iii) Except as set forth on Schedule 5.1, there is no action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that purports to prohibit the closing of this Agreement or the consummation of the transactions contemplated hereby (including the Snyder’s Merger), or that could have a Material Adverse Effect on the Company or its Subsidiaries or any transaction contemplated hereby or on the ability of the Company and its Subsidiaries to perform their respective obligations under the Loan Documents;
          (iv) the Existing Credit Agreement has been amended to permit the Snyder’s Merger and to align the covenants and defaults with the provisions of this Agreement;
          (v) the Snyder’s Merger complies in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other material consents and material approvals required for the consummation of the Snyder’s Merger have been (i) duly waived or (ii) duly obtained and in full force and effect;
          (vi) the consummation of the Snyder’s Merger does not violate any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any material agreement or indenture by which the Company, Snyder’s or any of their respective Subsidiaries is bound; and
          (vii) all of the representations and warranties set forth in the Snyder’s Merger Agreement are true and correct in all material respects on the Closing Date.
          (j) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.
     5.2 Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension and the obligation of any Issuing Lender to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:
          (a) Notice, Application. The applicable Agent shall have received a Notice of Borrowing as required under Section 2.3, or in the case of the Issuance of any Letter of Credit, the applicable Issuing Lender and the Administrative Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.2.
          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects on and of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

          (c) No Existing Default. No Event of Default or Unmatured Event of Default shall exist or shall result from such Credit Extension.
Each Notice of Borrowing, notice of acceptance of an L/C Application and L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company that, as of the date of each such notice and as of the relevant Borrowing Date or Issuance Date, as applicable, the conditions in this Section 5.2 are satisfied.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Company represents and warrants to the Administrative Agent and each Lender that:
     6.1 Corporate Existence and Power. The Company and each of its Subsidiaries:
          (a) is a corporation duly organized and validly existing and, if applicable in the jurisdiction of its incorporation, in good standing under the laws of the jurisdiction of its incorporation;
          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and to carry on its business and (ii) to execute, deliver and perform its obligations under the Loan Documents to which it is a party;
          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and
          (d) is in compliance with all Requirements of Law;
except, in each case referred to in subclause (b)(i), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of each Loan Document to which it is party have been duly authorized by all necessary corporate action, and do not and will not:
          (a) contravene the terms of any of its Organization Documents;
          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any of its Subsidiaries is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or any of its Subsidiaries or any of its or their property is subject; or
          (c) violate any Requirement of Law.

     6.3 Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Agreement or any other Loan Document.
     6.4 Binding Effect. This Agreement and each other Loan Document to which it is party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     6.5 Litigation. Except as set forth on Schedule 6.5, there are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any Subsidiary or any of their respective properties (a) which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) as to which there exists a reasonable likelihood of an adverse determination, which determination would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
     6.6 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.
     6.7 ERISA Compliance; Canadian Plans. Except as specifically disclosed in Schedule 6.7:
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) no Pension Plan has any Unfunded Pension Liability; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
          (d) All Canadian Plans are duly registered when required by, and in good standing under, Applicable Law; all required contributions have been made under all Canadian Plans; all Canadian Plans are funded in accordance with the respective rules thereof and all Requirements of Law; and no past service or experience deficiency funding liabilities exist under any Canadian Plan.
     6.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans will be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.8. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
     6.9 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such liens, title defects and other matters affecting title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.
     6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.
     6.11 Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated as of December 31, 2009, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year ended on that date:

          (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein;
          (ii) fairly present the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby; and
          (iii) except as set forth on Schedule 6.11, show all material indebtedness and other liabilities, absolute or contingent, of the Company and its consolidated Subsidiaries as of the dates thereof, including liabilities for all material taxes and material Contingent Obligations.
          (b) Since December 31, 2009, there has been no Material Adverse Effect.
     6.12 Environmental Matters. Except as set forth on Schedule 6.12, the Company and its Subsidiaries are in material compliance with all applicable Environmental Laws and are not subject to Environmental Claims except for such non-compliance and Environmental Claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940.
     6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.
     6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary, and which is material to the business or operations of the Company and its Subsidiaries, infringes upon any rights held by any other Person.
     6.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.
     6.17 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     6.18 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.
     6.19 Full Disclosure. The representations and warranties made by the Company and its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents, taken as a whole, do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Lenders waive compliance in writing:
     7.1 Financial Statements. The Company shall deliver to the Administrative Agent in form and detail satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender.
          (a) as soon as available, but not later than 100 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”), which opinion (i) shall state that such consolidated financial statements present fairly the Company’s consolidated financial position for the periods indicated in conformity with GAAP and (ii) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records (it being agreed that the requirements of this subsection 7.1(a) may be satisfied by the delivery of the applicable annual report on Form 10-K of the Company to the Administrative Agent by email to the extent that it is delivered within the applicable time period noted herein); and
          (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, stockholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries as of such date and for such period (it being agreed that the requirements of this subsection 7.1(b) may be satisfied by the delivery of the applicable quarterly report on Form 10-Q of the Company to the Administrative Agent by email to the extent that it is delivered within the applicable time period noted herein).
     7.2 Certificates; Other Information. The Company shall furnish to the Administrative Agent, with sufficient copies for each Lender:
          (a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;
          (b) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 10-K, 10-Q and 8-K) that the Company or any Subsidiary may make to, or file with, the SEC (it being agreed that the requirements of this subsection 7.2(b) may be satisfied by the delivery of such financial statements and reports to the Administrative Agent by email); and
          (c) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.2; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall, upon written request, deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.9); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
     7.3 Notices. The Company shall promptly (or, in the case of any event described in clause (c)(ii) below, not less than 10 days prior to the occurrence of such event) notify the Administrative Agent and each Lender:
          (a) of the occurrence of any Event of Default or Unmatured Event of Default known to the Company;
          (b) of any of the following matters that has resulted or is reasonably expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary including pursuant to any applicable Environmental Laws;
          (c) of the occurrence of any of the following events known to the Company which affect the Company or any ERISA Affiliate, and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:
          (i) an ERISA Event;
          (ii) a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;
          (iii) a material increase in the Unfunded Pension Liability of any Pension Plan;
          (iv) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

          (v) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and
          (d) of any material change in accounting policies or financial reporting practices by the Company and its consolidated Subsidiaries.
     Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or any other Loan Document that, to the best of such Responsible Officer’s knowledge, have been breached or violated.
     7.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:
          (a) except as otherwise permitted with respect to any Subsidiary pursuant to Section 8.4, preserve and maintain in full force and effect its corporate existence and valid existence under the laws of its jurisdiction of organization;
          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business (except (i) in connection with transactions permitted by Section 8.4 and sales of assets permitted by Section 8.3 and (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect);
          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and
          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     7.5 Maintenance of Property. The Company shall, and shall cause each Subsidiary to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
     7.6 Insurance. The Company shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
     7.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge, as the same shall become due and payable, all their respective material obligations and liabilities, including:

          (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and
          (b) all material claims which, if unpaid, would by law become a Lien upon its property unless the same are contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.
     7.8 Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all material respects with all material Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.
     7.9 Compliance with ERISA; Canadian Plans. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code. The Company shall maintain, and cause each Canadian Subsidiary to maintain, each Canadian Plan in compliance in all material respects with all Requirements of Law.
     7.10 Inspection of Property and Books and Records. The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which true and correct entries (sufficient to permit the preparation of consolidated financial statements in conformity with GAAP) shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, the Administrative Agent or any Lender, at any reasonable time during normal business hours upon advance request of the Administrative Agent or the relevant Lender, to visit and inspect the properties of the Company or any Subsidiary and to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the affairs, finances and accounts of the Company or any Subsidiary with the appropriate officers of the Company or such Subsidiary.
     7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all material Environmental Laws, except such as may be contested in good faith or as to which a bona fide dispute may exist.
     7.12 Use of Proceeds. The Company shall use the proceeds of the Loans (a) to fund the dividends payable to the Company’s stockholders in connection with the Snyder’s Merger, (b) to refinance the revolving credit obligations under the Existing Credit Agreement, (c) to refinance certain other debt and (d) for working capital, capital expenditures and other lawful corporate purposes; provided that the Company shall not use the proceeds of any Loan to make any Acquisition if the Board of Directors of the Person to be acquired has not approved such Acquisition.

ARTICLE VIII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Lenders waive compliance in writing :
     8.1 Financial Condition Covenants
          (a) Total Debt to EBITDA Ratio. The Company shall not permit the Total Debt to EBITDA Ratio for any Computation Period to be greater than 3.25 to 1 or, with respect to no more than four consecutive Computation Periods following a Material Acquisition, 3.50 to 1.
          (b) Interest Coverage Ratio. The Company shall not permit, as of the last day of any Computation Period, the Interest Coverage Ratio to be less than 2.50 to 1.
     8.2 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
          (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.2 securing Indebtedness outstanding on such date, and any extension, renewal or replacement of any such Lien so long as the principal amount secured thereby is not increased and the scope of the property subject to such Lien is not extended;
          (b) any Lien created under any Loan Document;
          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.7, provided that no notice of lien has been filed or recorded under the Code or any other Requirement of Law;
          (d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (f) Liens on the property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature; in each case incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;
          (g) Liens consisting of judgment or judicial attachment liens and liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $10,000,000 unless, in the case of judgment and judicial attachment liens, the enforcement of such liens is effectively stayed;
          (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;
          (i) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 90 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $10,000,000;
          (j) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;
          (k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;
          (l) Liens arising in connection with Securitization Transactions; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions shall not exceed $25,000,000; and
          (m) other Liens securing Indebtedness not at any time exceeding in the aggregate $20,000,000.
     8.3 Disposition of Assets. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, or the sale of sale rights, distribution rights, sales routes, territories or similar rights or assets, all in the ordinary course of business;
          (b) the sale, assignment or other transfer of accounts receivable, lease receivables or other rights to payment pursuant to any Securitization Transaction; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) such receivables or other rights to payment shall not exceed $25,000,000;
          (c) the sale of assets that are leased back to the Company or a Subsidiary, involving amounts not to exceed $20,000,000 in the aggregate in any fiscal year; and
          (d) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate value of all assets so disposed of by the Company and its Subsidiaries on or after the Closing Date shall not exceed 20% of the greater of (x) the total assets of the Company as of the Closing Date after giving effect to the Snyder’s Merger or (y) the highest amount of total assets of the Company as shown on the Company’s balance sheet as of the end of any fiscal year ending after the Closing Date.
     8.4 Consolidations and Mergers. The Company shall not, and shall not permit any Subsidiary to, merge, consolidate or amalgamate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person, except:
          (a) any Subsidiary may merge or amalgamate with the Company, provided that the Company shall be the continuing or surviving corporation or, in the case of an amalgamation, the resulting corporation shall have entered into all assumption agreements and provided all further assurances as the Administrative Agent may reasonably require, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation, or the continuing or surviving corporation shall be a Wholly-Owned Subsidiary;
          (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary; and
          (c) any merger, amalgamation, consolidation or disposition in connection with a transaction permitted by Section 8.3 or an Acquisition permitted by Section 8.5.
     8.5 Loans and Investments. The Company shall not, and shall not permit any Subsidiary to, purchase or acquire, or make any commitment to purchase or acquire, any capital stock, equity interest or obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisition, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in any Person (including any Affiliate of the Company)(any of the foregoing an “Investment”), except for:

          (a) Investments held by the Company or any Subsidiary in the form of cash equivalents or short term marketable securities;
          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
          (c) Investments by the Company in any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;
          (d) other Investments (including those incurred in order to consummate Acquisitions not otherwise prohibited herein), provided that no Event of Default or Unmatured Event of Default exists or will result therefrom;
          (e) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;
          (f) pledges or deposits required in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other social security legislation;
          (g) advances, loans or extensions of credit to suppliers in the ordinary course of business by the Company and its Subsidiaries;
          (h) advances, loans or extensions of credit in the ordinary course of business by the Company and its Subsidiaries to employees of the Company and its Subsidiaries;
          (i) repurchases by the Company of its common stock to the extent permitted by Section 8.10;
          (j) loans to an employee stock ownership plan established by the Company, the proceeds of which are used solely to purchase stock of the Company; and
          (k) the Snyder’s Merger.
     8.6 Limitation on Subsidiary Indebtedness. The Company shall not permit its Subsidiaries to create, incur, assume or suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than:
          (a) Indebtedness owing to the Company or another Subsidiary;
          (b) Indebtedness under this Agreement;
          (c) Indebtedness under the Existing Credit Agreement;
          (d) Indebtedness of Subsidiaries with respect to loans to independent distributors of products of the Company and its Subsidiaries in an aggregate amount not at any time exceeding (i) during the period from the Closing Date through May 31, 2011, $60,000,000,

(ii) during the period from June 1, 2011 through the first anniversary of the Closing Date, $30,000,000 and (ii) thereafter, $5,000,000;
          (e) Indebtedness of the Company in respect of the Existing Snyder’s Notes; and
          (f) other Indebtedness at any time outstanding in an aggregate amount not at any time exceeding the remainder of (i) $30,000,000 minus (ii) to the extent not constituting Indebtedness, obligations of its Subsidiaries in respect of Securitization Transactions to the extent of the aggregate investment or claim held at any time by purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in Securitization Transactions.
     8.7 Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than the Company or a Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary.
     8.8 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Credit Extension proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock or to refund indebtedness originally incurred for such purpose.
     8.9 Swap Contracts. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any obligations under Swap Contracts except for Permitted Swap Obligations.
     8.10 Restricted Payments. Save and except for Special Dividend paid by the Company in connection with the Snyder’s Merger, the Company shall not (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or (ii) purchase, redeem or otherwise acquire for value, or permit any Subsidiary to purchase or otherwise acquire for value, any shares of the Company’s capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (any of the foregoing, a “Restricted Payment”) , except that:
          (a) the Company may declare and make dividend payments or other distributions payable solely in its common stock;
          (b) the Company may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and
          (c) so long as (1) no Event of Default or Unmatured Event of Default exists or would result therefrom and (2) the Company’s consolidated stockholders’ equity, after giving effect thereto, is not less than $200,000,000, the Company may (x) declare and pay cash dividends to its stockholders; and (y) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire such shares.
     8.11 ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     8.12 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.
     8.13 Accounting Changes. The Company shall not, and shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP.
     8.14 Burdensome Agreements. The Company shall not, and shall not permit any Subsidiary to, enter into any Contractual Obligation (other than any other Loan Document) that
     (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or to another Subsidiary or to otherwise transfer property to the Company or another Subsidiary, (ii) of any Subsidiary to incur any Guaranty Obligation with respect to the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, provided that this clause (a)(iii) shall not prohibit (x) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.2(i) or (j) so long as such negative pledge relates solely to the property financed by or the subject of such Indebtedness, (y) any provision of the Existing Snyder’s Notes that is substantially similar to Section 8.2 or (z) customary non-assignment clauses in leases, licenses and similar agreements arising in the ordinary course of business; or
     (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that this clause (b) shall not apply to the Existing Snyder’s Notes or the Existing Credit Agreement.
ARTICLE IX
EVENTS OF DEFAULT
     9.1 Event of Default. Any of the following shall constitute an “Event of Default”:
          (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.
          (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary or any Responsible Officer furnished at any time under this Agreement or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.
          (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of subsection 7.3(a), Section 8.1, 8.2, 8.3, 8.4, 8.8, 8.11 or 8.13.
          (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender.
          (e) Cross-Default. The Company or any Subsidiary (A) fails to make any payment in respect of any Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Material Financial Obligations, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Material Financial Obligations or beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Material Financial Obligations to become due and payable prior to its stated maturity, or such Material Financial Obligations to become payable or cash collateral in respect thereof to be demanded.
          (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.
          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Company’s or any Subsidiary’s properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding with respect to the Company or such Subsidiary; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

          (h) ERISA; Canadian Plans. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; (ii) a contribution failure shall occur with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; (iv) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period (or any period during which (x) the Company is permitted to contest its obligation to make such payment without incurring any liability (other than interest) or penalty and (y) the Company is contesting such obligation in good faith and by appropriate proceedings), any installment payment with respect to its withdrawal liability under Section 4201 of ERISA or any contribution obligation under Section 4243 of ERISA, in each case under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or (v) any Person shall institute steps to terminate a Canadian Plan if as a result of such termination, the Company or any Canadian Subsidiary could be required to make a contribution to such Canadian Plan, or could incur a liability or obligation to such Canadian Plan, in excess of $5,000,000 (or the equivalent thereof).
          (i) Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions of $30,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 30 days after the entry thereof, with payment thereof being then due.
          (j) Change of Control. Any Change of Control occurs.
     9.2 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,
          (a) declare the commitment of each Lender to make any Credit Extension (including any obligation of each Issuing Lender to Issue any Letter of Credit) to be terminated, whereupon such commitments and obligation shall be terminated;
          (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under all outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;
          (c) demand that the Company immediately provide Cash Collateral to the Administrative Agent in an amount equal to the maximum amount then available to be drawn under all Letters of Credit, whereupon the Company shall become immediately obligated to provide such Cash Collateral; and
          (d) exercise on behalf of itself and the Lenders all other rights and remedies available to it and the Lenders under the Loan Documents or Applicable Law;
provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.1 (in the case of clause (i) of subsection (g), upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Credit Extensions (including any obligation of each Issuing Lender to Issue Letters of Credit) shall automatically terminate and the unpaid principal amount of all outstanding Loans and all other Obligations shall automatically become due and payable, the Company shall automatically become obligated to provide Cash Collateral in the amounts set forth in clause (c) above without further act of the Administrative Agent, the Issuing Lender or any other Lender.
     9.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1 Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 10.8) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and the Company shall have rights as a third party beneficiary of any of such provisions.
          (b) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Lender with respect thereto; provided, however, that each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent”, as used in this Article X, included such Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Lender.
     10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
     10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. None of the Agent-Related Persons shall (i) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (b) in the absence of its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made in or in connection with this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder, or the satisfaction of any condition set forth in Article V or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.
     10.4 Reliance by the Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Credit Extension or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
          (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.
     10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. If the Administrative Agent receives such a notice, the Administrative Agent will notify the Lenders of its receipt of such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with this Article X; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.
     10.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any Agent-Related Person.
     10.7 Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent or an Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to their respective Credit Extensions and Commitments, Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or an Issuing Lender.

     10.8 Successor Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as the Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders (with, so long as no Event of Default exists, the consent of the Company, which shall not be unreasonably withheld or delayed) shall appoint from among the Lenders or Affiliates of Lenders a successor Administrative Agent for the Lenders, which successor shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. Notwithstanding the foregoing, however, Bank of America may not be removed as the Administrative Agent at the request of the Required Lenders unless Bank of America shall also simultaneously be replaced as an “Issuing Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.
     10.9 Withholding Tax. (a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:
          (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN (or any successor forms) before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;
          (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI (or any successor form) before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and
          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.
Each such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN (or any successor form) and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN (or any successor form) as no longer valid.
          (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI (or any successor form) with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.
          (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
          (e) If the IRS or any other Governmental Authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.
     10.10 Other Agents. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, the Syndication Agents or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.
ARTICLE XI
MISCELLANEOUS
     11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment or consent shall, unless in writing and signed by all Lenders and the Company and acknowledged by the Administrative Agent, do any of the following:
          (a) waive any condition set forth in Section 5.1 without the written consent of each Lender;
          (b) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2);
          (c) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
          (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce any fees (other than the fees referred to in subsection 2.9(a) or subsections 3.8(c) and (d)) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Company to pay interest or letter of credit fees at a rate equal to the sum of the otherwise applicable rate plus 2% after an Event of Default;
          (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder; or
          (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of such Issuing Lender under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it and (ii) no

amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of a Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     11.2 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Company, the Administrative Agent or Bank of America as Issuing Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II or III if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agents or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of the Company, the Administrative Agent, and the Issuing Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the Issuing Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
          (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic requests for Credit Extensions) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     11.4 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all customary and reasonable out-of-pocket expenses incurred by the Administrative Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lenders (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Credit Extensions made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Credit Extensions or Letters of Credit.
          (b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Credit Extension or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Claims related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity.
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section shall survive the resignation of any Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     11.5 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, a receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.
     11.6 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.6(a), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
          (A) in the case of an assignment of the entire remaining amount of any Commitment of the Assigning Lender and the Credit Extensions at the time owing to it in respect of such Commitment or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Credit Extensions of the assigning

Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit Extensions or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis;
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
          (A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment of the same type, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
          (C) the consent of the Issuing Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article IV and Section 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(d).
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Credit Extensions and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Credit Extensions (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Article IV and Section 11.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 4.1(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          (h) Resignation as Issuing Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 11.6(a), Bank of America may, upon 30 days’ notice to the Company and the Lenders, resign as Issuing Lender. In the event of any such resignation as Issuing Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in L/C Obligations pursuant to Article III). Upon the appointment of a successor Issuing Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     11.7 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
     For purposes of this Section, “Information” means all information received from the Company or any Subsidiary thereof relating to the Company or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     11.8 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or Unmatured Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Credit Extension or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     11.9 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Unmatured Event of Default under subsection 9.1(a), (f) or (g) or any Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being expressly waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided that if a Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     11.10 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any change in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.
     11.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     11.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     11.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
     11.14 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT THE PARTIES HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF NORTH CAROLINA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NORTH CAROLINA LAW.
     11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Lead Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company or any of its respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lead Arranger has advised or is currently advising the Company or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lead Arranger has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any Lead Arranger has provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
     11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.
     11.18 Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal and customary banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal and customary banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under Applicable Law).
     11.19 Entire Agreement. This Agreement, together with the other Loan Documents (and the Fee Letter referred in subsection 2.9(a)), embodies the entire agreement and understanding among the Company, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
     11.20 Waiver of Notice under Existing Credit Agreement. The Lenders hereunder that are also Lenders under the Existing Credit Agreement (which constitute “Required Lenders” under and as defined in the Existing Credit Agreement) waive any requirement for notice of termination of the U.S. Revolving Credit Commitments and the Canadian Commitments (each as defined in the Existing Credit Agreement) so long as such notice is received by the Administrative Agent no sooner than three Business Days prior to, and not later than 10:00 a.m. Charlotte time, on the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LANCE, INC. (name to be changed to Snyder’s-Lance, Inc.)
By:	/s/ Rick D. Puckett
	Title:	Executive Vice President, Chief Financial Officer, Treasurer & Secretary

Credit Agreement
Signature Page

BANK OF AMERICA, N.A, as Administrative Agent
By:	/s/ illegible
Title: Senior Vice President

BANK OF AMERICA, N.A., as an Issuing Lender and a Lender
By:	/s/ illegible
Title: Senior Vice President

Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A., as Syndication Agent and a Lender
By:	/s/ illegible
Title: Senior Vice President

Credit Agreement
Signature Page

MANUFACTURERS AND TRADERS TRUST COMPANY, as Syndication Agent and a Lender
By:	/s/ illegible
Title: Vice President

Credit Agreement
Signature Page

BRANCH BANKING AND TRUST COMPANY, as Documentation Agent and a Lender
By:	/s/ illegible
Title: Senior Vice President

Credit Agreement
Signature Page

WELLS FARGO BANK, N.A., as Documentation Agent and a Lender
By:	/s/ Scott Santa Cruz
Title: Director

Credit Agreement
Signature Page

COBANK, ACB, as a Lender
By:	/s/ illegible
Title: Vice President

Credit Agreement
Signature Page

CITIZENS BANK OF PENNSYLVANIA, as a Lender
By:	/s/ Curt S. Lang
Title: Vice President

Credit Agreement
Signature Page

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Juan Flores
Title: Authorized Signatory

Credit Agreement
Signature Page

SCHEDULE 2.1
REVOLVING CREDIT COMMITMENTS
AND REVOLVING PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$45,000,000	16.9811320755%
JPMorgan Chase Bank, N.A.	$45,000,000	16.9811320755%
Manufacturers and Traders Trust Company	$45,000,000	16.9811320755%
Branch Banking and Trust Company	$35,000,000	13.2075471698%
Wells Fargo Bank, N.A.	$35,000,000	13.2075471698%
CoBank, ACB	$20,000,000	7.5471698113%
Citizens Bank of Pennsylvania	$20,000,000	7.5471698113%
Royal Bank of Canada	$20,000,000	7.5471698113%
TOTAL	$265,000,000	100.0000000000%
Credit Agreement
Schedules

SCHEDULE 5.1
SNYDER’S MERGER
Albert A. Ward, Jr. v. Lance, Inc., David V. Singer, W.J. Prezzano, James W. Johnston, S. Lance Van Every, Dan C. Swander, William R. Holland, Jeffrey A. Atkins, J.P. Bolduc, Isaiah Tidwell and Snyder’s of Hanover, Inc., File No. 10-CVS-16553 in the Superior Court of Mecklenburg County, North Carolina, filed on August 5, 2010. The case was designated a mandatory complex business case and assigned to the North Carolina Business Court on September 1, 2010. The parties have reached a settlement for an amount less than $100,000 and formal dismissal is pending..
Credit Agreement
Schedules

SCHEDULE 6.5
LITIGATION
1. See items Schedule 5.1.
Credit Agreement
Schedules

SCHEDULE 6.7
ERISA
None.
Credit Agreement
Schedules

SCHEDULE 6.11
FINANCIAL CONDITION
None
Credit Agreement
Schedules

SCHEDULE 6.12
ENVIRONMENTAL MATTERS
None
Credit Agreement
Schedules

SCHEDULE 6.16
SUBSIDIARIES OF LANCE, INC.
Part (a)

Name of Subsidiary	Jurisdiction of Formation
Archer Assets, LLC	North Carolina

Brent and Sam’s Inc.	Arkansas

Cape Cod Potato Chip Company, LLC	Massachusetts

Caronuts, Inc.	North Carolina

Fresno Ventures, Inc.	North Carolina

Lance Mfg. LLC	North Carolina

Lanhold Investments, Inc.	Delaware

Lima Merger Corp.	Pennsylvania

North State Cookies, LLC	North Carolina

Vista Bakery, Inc.	North Carolina

Tamming Foods Ltd.	Ontario

Snyder’s Of Hanover, Inc.	Pennsylvania

G and A Snack Distributing, Inc.	California

Grande Foods	California

Krunchers, Inc.	Delaware

Melisi Snack Foods, Inc.	Connecticut

Michaud Distributors	Maine

Patriot Snacks, L.L.C.	Massachusetts

Patriot Snacks Real Estate, LLC	Delaware
Credit Agreement
Schedules

Name of Subsidiary	Jurisdiction of Formation
Snyder’s of Delaware, Inc.	Delaware

Snyder’s of Hanover Manufacturing, Inc.	Pennsylvania

Snyder’s of Hanover Sales Company, Inc.	Pennsylvania

Snyder’s of Hanover Snacks, Inc.	Arizona

SOH Capital, LLC	Pennsylvania

SOH Distribution Company, Inc.	Delaware

SOH Health Services, Inc.	Delaware

SOH IP Company, Inc.	Arizona

SOH Real Estate Investment, LLC	Delaware

SOH Transportation, LLC	Pennsylvania

Thompson Distributing, Inc.	Missouri
Part (b)
Late July Snacks LLC
Credit Agreement
Schedules

SCHEDULE 8.2
PERMITTED LIENS
Security interest of TD Bank, N.A., f/k/a TD Bank North, N.A., f/k/a Banknorth, N.A., successor by merger to Peoples Heritage Bank, N.A. (“TD Bank”) securing obligations in a principal amount not exceeding $1,300,000 pursuant to a Revolving Equipment Line of Credit between TD Bank and Michaud Distributors dated April 12, 2001, and amended November 9, 2009 and related loan documents.
Mortgage, Security Agreement and Fixture Filing granted to Manufacturers and Traders Trust Company by Patriot Snacks Real Estate, LLC with respect to the property located at 2 Annette Road, Foxborough, MA securing a $2,915,184 Commercial Term Note dated January 12, 2007.
Security interest of Webster Bank, National Association (“Webster Bank”) securing obligations in a principal amount not exceeding $1,000,000 pursuant to a Commercial Term Note issued to Webster Bank, N.A. by Melisi Snack Foods, Inc. dated December 12, 2008 and related loan documents.
Security interest in notes receivable payable by independent operators granted to TD Bank securing obligations in a principal amount not exceeding $600,000 pursuant to a Commercial Term Note issued to TD Bank by Michaud Distributors dated January 2, 2007 and related loan documents.
Security interest in inventory, chattel paper, accounts, equipment and general intangibles granted to TD Bank securing obligations in a principal amount not exceeding $3,300,000 pursuant to a Commercial Term Note issued to TD Bank by Michaud Distributors dated March 1, 2007 and related loan documents.
Mortgage, Security Agreement and Fixture Filing granted to Manufacturers and Traders Trust Company by Patriot Snacks Real Estate, LLC with respect to the property located at 2 Annette Road, Foxborough, MA securing a $1,238,683 Commercial Term Note dated November 25, 2008.
Security interest in marketable securities granted to Wells Fargo Bank, N.A. (successor to Wachovia Bank, NA) securing obligations in a principal amount not exceeding $10,000,000 pursuant to a Commercial Term Note issued to Wells Fargo Bank, N.A. by Snyder’s of Hanover Mfg., Inc. dated September 22, 2005 and related loan documents.
Credit Agreement
Schedules

SCHEDULE 11.2
EURODOLLAR AND DOMESTIC LENDING OFFICES,
ADDRESSES FOR NOTICES
LANCE, INC.
Mr. Rick D. Puckett
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277
Telephone: (704) 557-8021
Facsimile: (704) 554-5586
BANK OF AMERICA, N.A.,
as Administrative Agent
Bank of America, N.A.
1455 Market Street
CA5-701-05-19
San Francisco, CA 94404
Attention: Joan Mok
Telephone: 415-436-3496
Facsimile: 415-503-5085
Administrative Agent’s Payment Office:
Bank of America, N.A.
Building B, 2001 Clayton Road
CA4-702-02-25
Concord, CA 94520
Attention: Tish Johnson
Telephone: 925-675-8398
Facsimile: 888-969-3312
E-mail: tish.johnson@baml.com

For Credit To:
Account No.: #
ABA#
Reference: Lance, Inc.
Credit Agreement
Schedules

BANK OF AMERICA, N.A.,
as an Issuing Lender and as a Lender
Bank of America, N.A.
Building B, 2001 Clayton Road
CA4-702-02-25
Concord, CA 94520
Attention: Tish Johnson
Telephone: 925-675-8398
Facsimile: 888-969-3312
E-mail: tish.johnson@baml.com
Notices (other than borrowing notices and Notices of
Conversion/Continuation):

Bank of America, N.A.
540 W Madison Street
Chicago, IL 60661
Attention: William Sweeney
Telephone: 312-828-1843
Facsimile: 415-503-5027
Credit Agreement
Schedules

EXHIBIT A
FORM OF
NOTICE OF BORROWING

Date:

To:	Bank of America, National Association, as Administrative Agent under the Credit Agreement, dated as of December 7, 2010 (as amended from time to time, the “Credit Agreement”), among [Lance, Inc.] [Snyder’s-Lance, Inc. (f/k/a Lance, Inc.)], various financial institutions, and Bank of America, National Association, as Administrative Agent.
Ladies and Gentlemen:
     The undersigned, [Lance, Inc.] [Snyder’s-Lance, Inc. (f/k/a Lance, Inc.)] (the “Company”), refers to the Credit Agreement (terms defined therein being used herein as therein defined) and hereby gives you notice irrevocably, pursuant to Section 2.3 of the Credit Agreement, of the Borrowing of Loans specified below:
     1. The Business Day of the proposed Borrowing is                     , ___
     2. The Borrowing is to be comprised of [Base Rate] [Eurodollar Rate] Loans.
     3. The aggregate amount of the proposed Borrowing is $                    .
     [4. The duration of the Interest Period for the Eurodollar Rate Loans included in the Borrowing shall be _________ months.]
     The Company certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date);
     (b) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from such proposed Borrowing; and

     (c) the proposed Borrowing will not cause the Total Outstandings to exceed the Aggregate Commitment].

[LANCE, INC.][SNYDER’S-LANCE, INC.]
By:
Title:

EXHIBIT B
FORM OF
NOTICE OF CONVERSION/CONTINUATION

Date:

To:	Bank of America, National Association, as Administrative Agent under the Credit Agreement, dated as of December 7, 2010 (as amended from time to time, the “Credit Agreement”), among [Lance, Inc.] [Snyder’s-Lance, Inc. (f/k/a Lance, Inc.)], various financial institutions, and Bank of America, National Association, as Administrative Agent.
Ladies and Gentlemen:
     The undersigned, [Lance, Inc.] [Snyder’s-Lance, Inc. (f/k/a Lance, Inc.)] (the “Company”), refers to the Credit Agreement (terms defined therein being used herein as therein defined) and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, with respect to the [conversion] [continuation] of the Loans specified herein, that:
     1. The Conversion/Continuation Date is                     ,               .
     2. The aggregate amount of the Loans to be [converted] [continued] is $                    .
     3. The Loans are to be [converted into] [continued as] [Eurodollar Rate] [Base Rate] Loans.
     [ 4. The duration of the Interest Period for the Eurodollar Rate Loans included in the [conversion] [continuation] shall be       months.]
     The Company certifies that on the date hereof, and on the proposed Conversion/Continuation Date both before and after giving effect thereto, no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[LANCE, INC.][SNYDER’S-LANCE, INC.]
By:
Title:

EXHIBIT C
FORM OF
COMPLIANCE CERTIFICATE

To:	Bank of America, National Association, as Administrative Agent, and the Lenders which are party to the Credit Agreement referred to below
     Reference is made to the Credit Agreement dated as of December 7, 2010 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Snyder’s-Lance, Inc. (f/k/a Lance, Inc.) (the “Company”), various financial institutions, and Bank of America, National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
I.	Reports. Enclosed herewith is a copy of the Company’s most recent [Form 10-Q/Form 10-K] filed with the SEC, which includes the [annual audited/quarterly] report of the Company as at __________, ____ (the “Computation Date”). This report fairly presents, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries, as of the Computation Date and for the period then ended.

II.	Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:
     A. Subsection 8.1(a) Total Debt to EBITDA Ratio

(1) Total Indebtedness as of the last day of the Computation Period ending on the Computation Date:	$

(2) EBITDA for the Computation Period ending on the Computation Date	$

(3) Ratio of Item (1) to Item (2):		_._	%

(4) Maximum ratio allowed:		3.25 to 1	[1]

[1]	Or, with respect to no more than four consecutive Computation Periods following a Material Acquisition, 3.50 to 1.

     B. Subsection 8.1(b) Interest Coverage Ratio

(1) EBIT for the Computation Period ending on the Computation Date:	$	_____

(2) Interest Expense for the Computation Period ending on the Computation Date:	$	_____

(3) Ratio of Item (1) to Item (2):		_.__	%

(4) Minimum ratio allowed:		2.50 to 1
III.	Defaults. The Company hereby further certifies and warrants to you as of the date of the filing of the [Form 10-Q/Form 10-K] referred to in clause I that no Event of Default or Unmatured Event of Default has occurred and is continuing.
     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its duly authorized officer this                                          day of                     ,      .

SNYDER’S-LANCE, INC.
By:
Title:

EXHIBIT D
FORM OF
ASSIGNMENT AND ACCEPTANCE
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities6) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses

[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.

[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[6]	Include all applicable subfacilities.

(i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	____________________

____________________

2.	Assignee[s]:	____________________

____________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	____________________

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of December 7, 2010, among Snyder’s-Lance, Inc. (f/k/a Lance, Inc.), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Issuing Lender

6. Assigned Interest[s]:

		Aggregate		Percentage
		Amount of	Amount of	Assigned of
		Commitment/Loans	Commitment/Loans	Commitment/	CUSIP
Assignor[s][7]	Assignee[s][8]	for all Lenders[9]	Assigned	Loans[10]	Number
		$	$	%

[7. Trade Date: __________________]11
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]12 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

[Consented to:]13

[7]	List each Assignor, as appropriate.

[8]	List each Assignee, as appropriate.

[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

BANK OF AMERICA, N.A., as Issuing Lender

By:
Title:

SNYDER’S-LANCE, INC.
By:
Title:

[13]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
CREDIT AGREEMENT DATED AS OF DECEMBER [__], 2010 WITH SNYDER’S-LANCE, INC.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.6(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent,

[the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.

EXHIBIT E
FORM OF NOTE
PROMISSORY NOTE

US$	,
          FOR VALUE RECEIVED, the undersigned, LANCE, INC. (name to be changed to SNYDER’S-LANCE, INC.) (the “Company”), hereby promises to pay to the order of ____________ (the “Lender”) the principal sum of ________________ Dollars ($____________) or, if less, the aggregate unpaid principal amount of the Loans made by the Lender to the Company pursuant to the Credit Agreement, dated as of December 7, 2010 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, various financial institutions, and Bank of America, National Association, as Administrative Agent, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.
          The Lender is authorized to endorse the amount and the date on which each Loan is made and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement and this Promissory Note (this “Note”).
          This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.
          Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina without regard to the conflicts or choice of law principles thereof.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the day and year first above written.

LANCE, INC.
By:
Title:

Schedule A to Note
BASE RATE LOANS AND REPAYMENTS OF
BASE RATE LOANS

	(2)	(3)
	Amount of	Amount of	(4)
(1)	Base	Base Rate	Notation
Date	Rate Loan	Loan Repaid	Made By

Schedule B to Note
EURODOLLAR RATE LOANS AND REPAYMENTS
OF EURODOLLAR RATE LOANS

		(3)	(4)
	(2)	Interest	Amount of
	Amount of	Period for	Eurodollar	(5)
(1)	Eurodollar	Eurodollar	Rate	Notation
Date	Rate Loan	Rate Loan	Loan Repaid	Made By